Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Below is a schedule, as of July 24, 2020, setting forth by month the number of individual smoking and health cases against Philip Morris USA Inc. that are scheduled for but not in trial through September 30, 2020.

2020

Engle progeny

July	0

August	0

September	0

As of July 24, 2020, there are no Engle progeny cases in trial.

Other Individual Smoking & Health

July	0

August	0

September	0

As of July 24, 2020, there are no non-Engle progeny cases in trial.